Exhibit 99.2
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Arthur Hodges
                  720-888-6184


                      Level 3 Completes Genuity Transaction

               Level 3 Pays Net Cash Consideration of $60 Million
                     Plus $77 Million in Vendor Prepayments

           Transaction Accelerates Free Cash Flow Positive Projection
                            To Second Quarter of 2004

                 Level 3 Now Operates One of the World's Largest
                           Internet Backbone Networks

            Deal Expands Relationship with Verizon and America Online


BROOMFIELD, Colo., February 4, 2003 - Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has completed its acquisition of substantially all the assets and operations of Genuity, a Tier 1 Internet Protocol (IP) communications company based in Woburn, Mass. As consideration, Level 3 has paid $60 million in cash to Genuity plus $77 million in cash for prepayments to vendors for network services to be used by Level 3 in 2003. In addition, Level 3 is assuming certain of Genuity's long-term operating agreements.

Level 3 is purchasing substantially all the assets and customer contracts owned by the operating subsidiaries of Genuity, Inc. Pursuant to the asset purchase agreement signed by the companies on November 27, 2002, Level 3's cash consideration at closing was adjusted from the previously announced amount of $242 million, including adjustments related to the timing of closing, employee severance reimbursements, and other adjustments relating to decisions made to date regarding Genuity's operating agreements.

The cash consideration from Level 3, along with the cash remaining on Genuity's balance sheet, will be available to pay the creditors of Genuity, which filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In accordance with the asset purchase agreement, the final dollar amount of the cash consideration remains subject to additional adjustment within the next three months, but those adjustments are not expected to be significant.

One of the  world's  largest  Internet  backbone  networks
As a result of the transaction, Level 3 now operates one the largest Internet backbones in the world and is the primary provider of Internet connectivity for tens of millions of dial-up and broadband subscribers, through its ISP, cable and DSL partners.

"This transaction marks the first major consolidation for the industry after the market turmoil of the past few years," said James Q. Crowe, chief executive officer of Level 3. "Industry observers have been anticipating consolidation and that a certain number of companies would emerge in a position of strength, with sustainable and profitable businesses. We believe this transaction makes Level 3 just such a company. The Genuity transaction brings together the strength and resources of two innovative industry leaders - and positions Level 3 well for the long term.

"This transaction significantly improves Level 3's financial position. It adds substantial new revenue from high-quality customers and creates value by generating significant network and operating cost synergies for the combined business, as well as reductions in capital expenditures. As a result, it accelerates our projected time to positive free cash flow to the second quarter of 2004."

Crowe noted that Level 3 is inheriting Genuity's culture and long history as an Internet pioneer. "Genuity's roots go back to BBN, which helped create many of the key technologies that underpin IP communications," Crowe said. "Its engineers created the first email system and sent the first email over a packet network. They helped create the first routers and build the first IP networks, which grew to become what we now know as the Internet. More recently, Level 3 helped pioneer softswitch technology, implemented Multi-Protocol Label Switching
(MPLS) services, and revolutionized bandwidth provisioning with its ONTAPSM process. We believe that, together, we can build on that strong combined legacy of innovation."

Paul R. Gudonis, Genuity's chief executive officer, also praised the transaction. "The Genuity team has built a well-deserved reputation for both technical innovation and customer care, of which I am tremendously proud," Gudonis said. "Today, we look forward to continuing that legacy of excellence as part of Level 3. We believe this transaction is in the best interest of both our creditors and customers. We believe that our customers will benefit from having a stronger and more financially sound service provider with industry-leading operational capabilities and a technically advanced network platform."

"I am particularly pleased that Paul Gudonis has agreed to join our team as Executive Vice President," Crowe said. "Initially, Paul will work with senior management on the Genuity transition and integration, as well as mergers and acquisitions and overall corporate strategy. His vision, talent and experience will be of great value to us as we move through the integration process."

Agreements with Verizon and America Online
As part of the transaction, Level 3 has negotiated commercial agreements with both Verizon and America Online, Genuity's largest customers.

Verizon has signed new multi-year agreements with Level 3. Under the agreements, Level 3 will provide a range of services to Verizon, including certain transport and IP services, which Verizon may use or resell to its customers. In addition, Level 3 will become Verizon's digital subscriber line (DSL) aggregation supplier in over 20 markets in North America. Under the agreements, Level 3 will purchase certain services from Verizon to expand its managed modem business.

"We're extremely pleased to be entering into this expanded relationship with Level 3," said Paul Lacouture, president of Verizon's Network Services Group. "We look forward to working together closely and believe that our relationship can serve as a source of significant value for both companies going forward."

As previously disclosed, America Online has signed an agreement consenting to Level 3 acquiring America Online's network services agreement with Genuity.

Kevin O'Hara, Level 3's president and chief operating officer, said: "Through the Genuity transaction, we have been able to forge significant expansions to our existing customer relationships with Verizon and America Online, two of the world's leading communications franchises. Our ongoing relationship with these industry leaders is a source of pride for Level 3, and we are committed to delivering the highest value to them as a service provider."

Seth Libby, senior analyst with the wholesale communications services practice at the Yankee Group, said the acquisition brings needed consolidation in the Tier 1 backbone community. "This transaction positions Level 3 with AT&T, WorldCom and Sprint as a leading carrier of Internet traffic," Libby said. "In addition, the customer contracts with Verizon and America Online - combined with Level 3's existing business - establish Level 3 as the primary provider of backbone connectivity for millions of broadband subscribers."

Genuity  business  unit to focus on managed  services
Level 3 will operate its newly acquired managed IP services business in Woburn under the name Genuity Managed Services. The managed IP services business will deliver an enhanced product suite, including Internet access, web hosting, virtual private networks (VPNs), and advanced security services. It will deliver those services over the Level 3 network, leveraging the network's inherent cost efficiency and operational capabilities.

Positive free cash flow expected  during second  quarter of 2004
As part of this transaction, Level 3 has assumed most of Genuity's existing customer contracts and in addition, has signed new multi-year customer contracts that together represent expected revenue in excess of $1 billion over the remaining life of the agreements. The company expects the Genuity transaction to provide approximately $600 million of new revenue to Level 3 during 2003. Integration costs of approximately $75 to $100 million are expected to be incurred during 2003. As a result of this transaction, the company now expects positive free cash flow to occur in the second quarter of 2004.

"As a result of the degree of overlap in services and in the geography of the Genuity and Level 3 networks, as well as our integration planning, we are confident in our ability to significantly reduce network expenses, operating expenses and capital expenses over the coming quarters," said Sureel Choksi, Level 3's chief financial officer.

Level 3's acquisition strategy
Crowe noted that the Genuity transaction is consistent with Level 3's previously announced acquisition strategy. "As we have said in the past, we evaluate every potential acquisition according to its ability to generate positive cash flow from high credit quality customers," Crowe said. "We look for opportunities to acquire recurring revenues that come predominantly from services we already provide, in geographic areas that we already serve, with customers consistent with our existing customer base. Above all, we are committed to remaining fully funded to free cash flow breakeven and improving our financial position. The acquisition of Genuity's business meets all of these key criteria."

Conference  Call  Today
Level 3 will hold a conference call to discuss this announcement, as well as the company's fourth-quarter results, at 11 a.m. eastern standard time today. To join the call, please dial 612-326-1003. A live broadcast of the call can also be heard on Level 3's web site at www.level3.com. An audio replay of the call will also be accessible through the web site or by dialing 320-365-3844 - Access Code 670293.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 20,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com.

The company offers managed IP and information services through its subsidiaries, Genuity Managed Services, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.genuity.com, www.softwarespectrum.com, and www.i-structure.com.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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